EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Leafly Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Secondary offering common shares(3)	Other(2)	2,825,215	$4.92(2)	$13,885,931.73	0.0000927	$1,287.23
Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts							$13,885,931.73
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$1,287.23

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $4.92, which is the average of the high and low prices of the shares of the common shares on July 22, 2022 on the NASDAQ Global Market.

(3)

Includes (i) 2,467,792 common shares held by Christian Groh, an affiliate of the registrant, (ii) 78,988 shares for which the holder of record is the Groh Family Irrevocable Trust, (iii) 8,208 shares underlying fully vested stock options held by Christian Groh and (iv) 270,227 shares for which the holder of record is Leah Groh.